EXHIBIT 5.1


















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           [Letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]


                                                                (202) 274-2000

April 30, 2002

The Board of Directors
American Bank Incorporated
4029 West Tilghman Street
Allentown, Pennsylvania  18104

            RE:   AMERICAN BANK INCORPORATED
                  COMMON STOCK PAR VALUE $0.10 PER SHARE
                  --------------------------------------

Ladies and Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the common stock, par value $0.10 per share ("Common Stock") of American Bank Incorporated (the "Company") underlying common stock purchase warrants. We have reviewed the Company's Articles of Incorporation, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold in connection with the exercise of the common stock purchase warrants, will be legally issued, fully paid and non-assessable.

      This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal Matters."

                              Very truly yours,




                              /s/ Luse Lehman Gorman Pomerenk & Schick, P.C.
                              ----------------------------------------------
                              LUSE LEHMAN GORMAN POMERENK & SCHICK
                              A PROFESSIONAL CORPORATION

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